EXHIBIT 6

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is dated as of July 7, 2009, by and between YOUNG ENERGY PRIZE S.A., a Luxembourg corporation (“Pledgor”), and SOPAK AG, a Swiss corporation (“Pledgee”).

WHEREAS, Yamalco Investments Limited (“Yamalco”), which directly owns 100% of the stock of Pledgor, and Pledgee have entered into the Loan Agreement and the proceeds of loans made thereunder will be contributed to Pledgor to enable it to purchase the Pledged Securities.

WHEREAS, Pledgee requires security from Pledgor to secure Yamalco’s obligations to Pledgee under the Loan Agreement and Pledgor’s obligations to Pledgee hereunder and Pledgor wishes to grant such security to Pledgee.

NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.          Definitions. Whenever the following terms are used herein, they shall be defined as follows:

“Agreement” or “this Agreement” shall mean and include all amendments, modifications and supplements hereto and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

“Collateral” shall mean and include (i) all of the Pledged Securities, all Distributions and rights to Distributions, and all Proceeds thereof and all cash, additional securities, and other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Securities and (ii) the Registration Rights Agreement.

“Commission” shall mean the Securities and Exchange Commission or any other Federal agency then administering the Securities Act.

“Distributions” means all cash, additional securities, and other property at any time and from time to time receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities.

“Event of Default” shall mean any of the events listed in Section 5(a) of this Agreement.

“Loan Agreement” shall mean the Loan Facility Agreement, dated as of July 7, 2009, between Yamalco and Pledgee, as amended, modified, supplemented or restated from time to time.

“Magellan” means Magellan Petroleum Corporation, a Delaware corporation.

“Obligations” shall mean and include (i) all liabilities, obligations, covenants and duties of Yamalco, Pledgor and any other Obligor, as applicable, owing to Pledgee arising under this Agreement, the Loan Agreement and any other instruments, pledge agreements, security agreements or other agreements entered into in connection therewith. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and other sums chargeable to Pledgor under the Loan Agreement and this Agreement or under any other instruments or agreements entered into in connection therewith.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof), or other entity of any kind.

“Pledged Securities” shall mean (i) 8,695,652 shares of common stock, par value $0.01 per share, of Magellan represented by Certificate Nos. 112337, 112338, 112339, 112340, 112341, 112342, 112343 and 112344 each representing 966,183 shares and Certificate No. 112345 representing 966,188 shares (together the “Certificates”) and (ii) the Warrant and any and all shares of common stock of Magellan which may be purchased pursuant to the Warrant.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of June 29, 2009, between Pledgor and Magellan.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same may from time to time be in effect.

“Securities Laws” shall mean the Securities Act, the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, together with any and all applicable state blue sky laws, all as the same may from time to time be in effect.

“Warrant” means Warrant No. 1, dated as of July 9, 2009, giving Pledgee the right to purchase 4,347,826 shares of common stock, par value $0.01 per share, of Magellan.

All other capitalized terms used in this Agreement which are not specifically defined herein shall have the meanings provided for by the Loan Agreement.

2.          Pledge. To induce Pledgee to enter into the Loan Agreement, and in consideration thereof and of any loans, advances or financial accommodations heretofore or hereafter granted by Pledgee to or for Pledgor’s account, whether pursuant to the Loan Agreement, under this Agreement or otherwise, all of which will inure to Pledgor’s direct benefit, Pledgor hereby pledges, conveys, hypothecates, mortgages, assigns, sets over, delivers and grants to Pledgee a security interest in the Collateral and all of Pledgor’s rights, title, interests, powers, privileges and preferences relating or incidental thereto, whether now or hereafter owned by Pledgor as security for the payment and performance when due of the Obligations.

3.          Representations, Warranties and Covenants Regarding Collateral. Pledgor hereby represents, warrants and covenants to Pledgee that:

(a)           Due Authorization, Etc. The execution, delivery and performance of this Agreement, the creation of the liens and security interests and the delivery to Pledgee of the securities provided for hereunder are within Pledgor’s corporate power, have been duly authorized by all necessary or proper corporate action, are not in contravention of any provision of law or of any agreement or indenture by which Pledgor is bound, or of Pledgor’s articles of association or other applicable constitutive documents, and do not require the consent or approval of any government body, agency, authority or other Person, which has not been obtained and a copy thereof furnished to Pledgee;

(b)          Valid and Binding Obligation. This Agreement constitutes Pledgor’s valid and legally binding obligation, enforceable in accordance with its terms;

(c)          Title to Collateral. Pledgor is the legal and equitable owner of, and has the complete and unconditional authority to pledge, the Collateral, and holds the same free and clear of all liens, charges, encumbrances and security interests except those in favor of Pledgee granted hereunder, and will defend its title thereto against the claims of all Persons whomsoever;

(d)          Delivery of Pledged Securities. Upon execution and delivery of this Agreement, Pledgor shall deliver to Pledgee the Certificates and the Warrant, accompanied by (1) executed stock powers in blank in favor of Pledgee, the rights of Pledgee under which shall be exercisable only during the continuation of an Event of Default and in accordance with the terms of this Agreement, and (2) such other instruments or documents as Pledgee or its counsel may reasonably request, in each case in a form acceptable to Pledgee;

(e)          Delivery of Additional Securities and Property. Except as provided in Section 4(a) hereof, Pledgor will cause any additional Pledged Securities or property issued to or received by it with respect to any of the Collateral, whether for value paid by it or otherwise, to be forthwith deposited and pledged with Pledgee, in each case accompanied by stock powers or other instruments of assignment duly executed in blank by Pledgor and in a form acceptable to Pledgee;

(f)          No Liens or Security Interests. Pledgor will not permit any lien, claim, charge, security interest or encumbrance to exist with respect to the Collateral, other than those in favor of Pledgee with respect to the Collateral;

(g)          Disposition of Collateral or Retained Securities. Except as expressly provided herein, Pledgor will not sell, exchange, hypothecate, pledge, assign, convey, mortgage or abandon any Collateral;

(h)          Payment of Taxes and Charges. Pledgor will pay all taxes, assessments and charges levied, assessed or imposed upon the Collateral before the same become delinquent or become liens upon any of the Collateral except where the same may be contested in good faith by appropriate proceedings and as to which adequate reserves have been provided;

(i)          Further Acts. Pledgor agrees to perform all acts and do all things which Pledgee may request, now or hereafter, to evidence, preserve or protect the creation, attachment or perfection of the security interests herein granted to Pledgee;

(j)          Pledgee’s Right to Take Action. In the event that Pledgor fails or refuses to perform any of its obligations set forth herein, Pledgee shall have the right, without obligation, to do all things it deems necessary or advisable to discharge the same, and any sums paid by Pledgee, or the cost thereof, including without limitation, reasonable attorneys’ fees, shall constitute secured Obligations and bear interest until paid;

(k)          No Obligation by Pledgee. Pledgor acknowledges and agrees that nothing contained herein shall obligate Pledgee or impose a duty upon Pledgee to assume any duties or obligations of Pledgor with respect to any of the Collateral; and

(l)          Filings. Pledgor hereby authorizes Pledgee to file any Uniform Commercial Code financing statements in any appropriate jurisdiction to protect and perfect its security interest in the Collateral.

4.          Dividends; Etc.

(a)          Right to Receive Dividends, Etc. Until the occurrence of an Event of Default, Pledgor shall have the right to receive cash dividends declared and paid by Magellan with respect to the Collateral. Any and all stock or liquidating dividends, other distributions in property, returns of capital or other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock of Magellan, received in exchange for the Collateral or any part thereof or received as a result of any merger, consolidation, acquisition or other exchange of assets to which Magellan may be a party or otherwise, shall be and become part of the Collateral pledged hereunder and, if received by Pledgor, shall forthwith be delivered to Pledgee, to be held subject to the terms of this Agreement.

(b)          Termination of Right to Receive Dividends. Upon the occurrence and during the continuation of an Event of Default, all of Pledgor’s rights to receive any cash dividends pursuant to Section 4(a) hereof shall cease, and all such rights shall thereupon become vested in Pledgee, who shall have the sole and exclusive right to receive and retain the dividends which Pledgor would otherwise be authorized to receive and retain pursuant to Section 4(a) hereof. In such event, Pledgor shall pay over to Pledgee any dividends received by Pledgor with respect to the Collateral and any and all money and other property paid over to or received by Pledgee, pursuant to the provisions of this Section 4(b) shall be retained by Pledgee as Collateral hereunder and shall be applied in accordance with the provisions hereof.

5.          Events of Default; Remedies.

(a)          Default. Each of the following shall constitute an Event of Default hereunder:

(i)           if there shall occur any “Event of Default” under the Loan Agreement, as such term is defined therein;

(ii)          if any of the Collateral shall be attached or levied upon or seized in any legal proceedings, or held by virtue of any lien or distress;

(iii)         if Pledgor makes any misrepresentation of any material fact to Pledgee in connection with this Agreement or any transaction relating hereto; or

(iv)         if Pledgor shall violate any term, covenant or agreement contained in this Agreement, and such violation continues unremedied for a period of fifteen (15) days after the earlier of (i) notice from Pledgee to Pledgor of such violation, or (ii) Pledgor knows or should have known of the existence of such violation.

(b)         Pledgee’s Rights and Remedies. If any Event of Default shall occur and be continuing:

(i)          Pledgee shall thereupon have, in addition to all other rights provided herein and in the Loan Agreement and any other instruments or agreements entered into in connection therewith, the rights and remedies of a secured party under the Uniform Commercial Code of the State of New York or other applicable law and further, Pledgee may, without demand and without advertisement, notice or legal process of any kind (except as may be required by law), all of which Pledgor waives, at any time or times (A) exercise any of Pledgor’s rights under the Registration Rights Agreement, (B) apply any cash dividends received by Pledgee pursuant to Section 4(b) hereof to the Obligations and (C) if following the application of any such cash dividends any of the Obligations remain outstanding, sell the remaining Collateral, or any part thereof, at public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as Pledgee shall deem appropriate. Pledgee shall be authorized at any such sale (if, on the advice of counsel, it deems it advisable to do so) to restrict the prospective bidders, or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale thereof, and upon consummation of any such sale Pledgee shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely free from any claim or right on Pledgor’s part, and Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal which Pledgor now has or may have at any time in the future under any rule of law or statute now existing or hereafter enacted. Further, Pledgee shall have the right to transfer the Pledged Securities to itself and to exercise its rights to vote the same.

(ii)           Pledgee agrees to give written notice to Pledgor, in the manner specified herein, not less than ten (10) days prior to the date of the disposition of the Collateral subject to the security interest created herein at any such public sale or sale at any broker’s board or on any such securities exchange, or prior to the date after which private sale or any other disposition of said Collateral will be made, and Pledgor agrees that (A) such notice, if given in such manner, shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall be sufficient; (B) without precluding any other methods of sale, the sale of Collateral shall have been made in a commercially reasonable manner if conducted in conformity with reasonable commercial practices of asset-based lenders disposing of similar property, but in any event Pledgee may sell on such terms as it may choose without assuming any credit risk and without any obligation to advertise or give notice of any kind; and (C) the proceeds of any such sale or disposition shall be applied first to the satisfaction of Pledgee’s reasonable attorneys’ fees, legal expenses, and other costs and expenses incurred in connection with the taking, retaking, holding, preparing for sale, and selling of the Collateral, and second to the payment (in whatever order Pledgee elects) of the Obligations. After the application of all such proceeds, Pledgee will return any excess to Pledgor and Pledgor shall remain liable for any deficiency. To the extent permitted by applicable laws, Pledgor waives all claims, damages and demands against Pledgee arising out of the repossession, retention or sale of the Collateral, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of Pledgee.

(c)           Restrictions Imposed by Securities Laws. Pledgor understands that compliance with the Securities Laws may very strictly limit the course of Pledgee’s conduct in the disposition of all or any part of the Pledged Securities in accordance with this Section 5, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Pledgor clearly understands that Pledgee shall be entitled to place all or any part of the Pledged Securities for private placement by an investment banking firm, that any such investment banking firm may purchase all or any part of the Pledged Securities for its own account, and that Pledgee shall be entitled to place all or any part of the Pledged Securities privately with a purchaser or purchasers who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof in violation of the Securities Laws, notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which Pledgee sells.

(d)           Pledgee’s Right to Take Action With Respect to Collateral. As between Pledgee and Pledgor, if any Event of Default shall occur and be continuing, Pledgee may, in its sole discretion, (i) exchange, enforce, waive or release any security or portion of the Collateral, (ii) apply such security or any proceeds of the Collateral and direct the order or manner of sale thereof as Pledgee may, from time to time, determine, and (iii) settle, compromise, collect or otherwise liquidate any such security or Collateral for the Obligations in any without affecting or impairing Pledgee’s right to take any other further action with respect to any security for the Obligations or any part thereof.

(e)           Legal Remedy Inadequate. Pledgor recognizes that, in the event Pledgor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to Pledgee; therefore, Pledgor agrees that Pledgee, if Pledgee so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(f)           Remedies Cumulative. Pledgee’s rights and remedies under this Agreement will be cumulative and not exclusive of any other right or remedy which Pledgee may have.

6.            Power of Attorney. Pledgor appoints Pledgee, or any other Person whom Pledgee may designate, as Pledgor’s attorney, with power upon the occurrence and during the continuation of an Event of Default to (i) endorse Pledgor’s name on any checks, notes, acceptances, money orders, drafts or other form of payment or security that may come into Pledgee’s possession, (ii) exercise any of Pledgor’s rights under the Registration Rights Agreement and (iii) do all things necessary to carry out this Agreement. Pledgor ratifies and approves all acts of such attorney. Neither Pledgee nor any other Person designated by Pledgee as attorney hereunder will be liable to Pledgor for any acts or omissions except in the case of willful misconduct or gross negligence on the part of Pledgee, nor for any errors of judgment or mistakes of fact or law. This power, coupled with an interest, is irrevocable until the termination of the Loan Agreement pursuant to the terms thereof and the satisfaction in full of the Obligations.

7.           Termination of Agreement. This Agreement shall continue in full force and effect until the termination of the Loan Agreement pursuant to the terms thereof and the satisfaction in full of the Obligations.

8.           General Provisions.

(a)           Waiver of Presentment and Notice. Pledgor waives presentment and protest of any instrument and notice thereof, notice of default and all other notices to which Pledgor might otherwise be entitled, except as otherwise specifically provided herein.

(b)           Waiver of Failure or Delay. Failure by Pledgee to exercise any right, remedy or option under this Agreement or in any other agreement between the parties hereto, or delay by Pledgee in exercising the same, will not operate as a waiver. No waiver by Pledgee will be effective unless it is in a writing signed by Pledgee, and then only to the extent specifically stated, and no waiver by Pledgee on any occasion shall affect or diminish Pledgee’s right thereafter to require strict performance by Pledgor with any provision of this Agreement.

(c)           Waiver of Trial by Jury. Each party hereto waives all right to trial by a jury in any litigation relating to transactions under this Agreement.

(d)           No Oral Amendments. No modification of this Agreement shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcements is sought.

(e)           Successors and Assigns; Right to Assign. All of the rights, privileges, remedies and options given to Pledgee hereunder shall inure to the benefit of its successors and permitted assigns; and all the terms, conditions, promises, covenants, provisions and warranties of this Agreement shall inure to the benefit of and shall bind the representatives, successors and permitted assigns of Pledgee and Pledgor. Pledgee shall have the right to assign this Agreement and to transfer, assign or sell participations in its interests hereunder from time to time in connection with any sale, assignment, transfer or other disposition of the Loan Agreement or any portion thereof, but Pledgor shall not be permitted to assign this Agreement or any interest herein.

(f)           Further Acts, Etc. Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, as Pledgee may at any time request in connection with the administration and enforcement of this Agreement or relative to the Collateral or any part thereof or in order better to assure and confirm unto Pledgee its rights and remedies hereunder.

(g)          Section Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

(h)          Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(i)          Reimbursement of Expenses. Pledgor shall reimburse Pledgee for all of Pledgee’s expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all of Pledgee’s reasonable attorneys fees and expenses (including expenses incurred to enforce any of Pledgee’s rights to collect any of the Obligations). Pledgor also agrees to pay, and to hold Pledgee harmless from any delay in paying any intangibles, documentary stamp and other taxes, if any, which may be payable in connection with the execution and delivery of this Agreement, or any modification hereof.

(j)          Choice of Law. This Agreement shall be deemed to be a contract made under the laws of the State of New York for all purposes, and the validity of this Agreement and of all transactions provided for herein shall be governed by, interpreted and construed under, and in accordance with, the laws of the State of New York.

(k)          Survival of Rights, Duties, Etc. No termination, amendment, extension or modification (regardless of cause or procedure and whether or not consented to by Pledgor) of the Loan Agreement shall in any way affect or impair Pledgor’s representations and warranties contained in this Agreement and the powers, obligations, duties, rights and liabilities of the parties hereto in any way with respect to (i) any transaction or event occurring prior to such termination or cancellation, (ii) the Collateral, or (iii) any of Pledgor’s undertakings, agreements, covenants, warranties and representations contained in this Agreement and all such undertakings, agreements, covenants, warranties and representations shall survive such termination or cancellation until all of the Obligations of every nature whatsoever shall have been fully paid and satisfied.

(l)           Payments. Pledgee shall have the continuing and exclusive right to apply or reverse and reapply any and all payments to any portion of the Obligations as provided in the Loan Agreement. To the extent that Pledgor makes a payment or payments to Pledgee or Pledgee receives any payment or proceeds of the Collateral for Borrower’s account, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by such Pledgee.

(m)         Notices. All notices and other communications from either party to the others hereunder shall be in writing and shall be given (1) to Pledgee by the methods and to the address provided in Section 12 of the Loan Agreement and (2) to Pledgor by the methods provided in Section 12 of the Loan Agreement at the following address:

Young Energy Prize S.A.
7 Rue Thomas Edison
L-1445 Strassen
Grand Duchy of Luxembourg

Fax:     (+352) 27 02 1 200

Attention: President & CEO

with a copy to:

Batha Invest Limited
Nab. Tarasa Shevchenko, 23a, sector B
121151 Moscow Russian Federation
Attention:      Managing Director

Tel:     +7495 653 8401
Fax:     +7495 653 8402

(n)           Indemnity. Pledgor agrees to indemnify Pledgee from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Pledgee in any litigation, proceeding or investigation, including, without limitation, any of the foregoing brought under any federal or state securities laws, which is threatened, instituted or conducted by any government agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not Pledgee is a party thereto except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of Pledgee.

IN WITNESS WHEREOF, the Parties hereto have caused this Pledge and Security Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PLEDGOR: YOUNG ENERGY PRIZE S.A.

By:	/s/ Patrick Hansen
	Name:	Patrick Hansen
	Title:	Director

	Attest:	/s/ Philippe Kauffman
	Name:	Philippe Kauffman
	Title:	Risk Manager

PLEDGEE: SOPAK AG
By:	/s/ Yana Tikhonova
	Name:	Yana Tikhonova
	Title:	Under Power of Attorney

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